TEMPUR SEALY STREAMLINES BOARD OF DIRECTORS
FOCUSES ON REFRESHING AND DOWNSIZING

LEXINGTON, KY, FEBRUARY 2, 2016 - Tempur Sealy International, Inc. (NYSE: TPX), the world’s largest bedding provider, provided an update on proposed changes in its Board of Directors (the “Board”) as part of its ongoing efforts to refresh and transition its Board.

Board Changes. In connection with a review over the last several months by the Board’s Nominating and Corporate Governance Committee (the “NCG Committee”) of the Board’s size, composition and tenure, including discussions with Board members about their individual plans, Francis A. Doyle, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn and Lawrence J. Rogers informed the NCG Committee that they did not wish to stand for re-election, and would retire as directors effective upon completion of the Company’s Annual Meeting of Stockholders scheduled for May 5, 2016 (the “2016 Annual Meeting”).

The decisions to not stand for re-election were not because of any disagreements with the Board on any matters relating to the Company’s operations, policies, practices or leadership. These directors support the Company’s ongoing business strategy.

The Board of Directors, upon recommendation of the NCG Committee after this review, approved going forward with a smaller Board and nominated seven directors for re-election at the 2016 Annual Meeting. The seven directors nominated for re-election are Scott L. Thompson, Chairman and CEO, Evelyn S. Dilsaver, John A. Heil, Jon L. Luther, Usman Nabi, Richard W. Neu and Robert B. Trussell. Jr.

These decisions reflect the Board’s continuing efforts to accomplish Board refreshment and a determination that a smaller Board was more appropriate for the Company than the current 12 person Board. The Company also noted that these directors, other than Mr. Rogers, had average Board tenure of approximately 11 years. The Company also announced that, in order to avail itself of Mr. Rogers’ experience and services, it expects to sign a consulting agreement with Mr. Rogers to provide consulting and other services, including remaining on the boards of two of the Company’s joint ventures, with a term of one year and subject to annual renewal thereafter.

“I truly wish to thank all the retiring directors for their many years of dedicated service to the Company, with tenures ranging all the way back to the Company’s IPO in 2003”, said Scott Thompson, Chairman and CEO. “When I was Chairman and CEO at Dollar Thrifty, I worked with a 7 person board of directors, and I think a smaller Board is the right approach for Tempur Sealy. I appreciate the NCG’s thorough review in response to my request to review our Board size.”

The Company expects that a smaller Board will save approximately $1 million annually in related expenses and that all future stockholder meetings will be held in Lexington, Kentucky, where the Company is headquartered, rather than Boston, Massachusetts.

Appointment of Richard W. Neu to Committees. The Board of Directors also voted to appoint Richard W. Neu as a member of the Audit Committee and Compensation Committee, effective immediately. Mr. Neu joined the Tempur Sealy Board in October 2015.

Committees. In connection with these proposed changes in the Board, the Board has also approved the appointment of Richard W. Neu as Lead Director, effective upon completion of the 2016 Annual Meeting and subject to his re-election as a director. The Board has also determined that, effective at the 2016 Annual Meeting and subject to their re-election as directors: the Audit Committee will consist of Evelyn S. Dilsaver (Chair), John A. Heil and Richard W. Neu; the Compensation Committee will consist of Jon L. Luther (Chair), Usman Nabi and Richard W. Neu; and the NCG Committee will consist of John A. Heil (Chair), Evelyn S. Dilsaver, Jon L. Luther and Usman Nabi.

About Tempur Sealy
Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic® and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Executive Vice President, Chief Financial Officer
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com